Exhibit 99.1

PRESS RELEASE: Multiband and DIRECTV Customers to Receive Single Integrated Bill

Dow Jones & Company, Inc. -- November 9, 2006

Simplicity of Single Bill Designed to Drive Increased Adoption of Services and New Customer Additions MINNEAPOLIS--(BUSINESS WIRE)--November 09, 2006-- Multiband Corporation (NASDAQ: MBND) a leading provider of video, data, and voice systems and services to multiple dwelling units, (MDUs) announced today that it has entered into an agreement with DIRECTV, Inc. (NYSE: DTV), to provide an integrated billing statement to Multiband customers subscribing to DIRECTV(R) services as well as Multiband's voice and data applications.

The billing solution, utilizing proprietary software that has been in development for more than a year, is scheduled to begin in the next 30 days.

With this new billing solution, Multiband will now be able to provide DIRECTV MDU customers a single bill for their voice, video and data services.

Multiband will initially test the service on select populations to insure quality control and then systematically roll out the service to additional subscribers each month. The integrated platform is a first for the Private Cable Operator industry. Multiband further expects to offer the service to other operators outside its immediate network.

"We believe that by offering a single integrated billing statement that we will be able to drive increased adoption of our service offerings," said James L. Mandel, Multiband's CEO. "The ability to provide a single bill for all of our service offerings represents a significant competitive advantage, as it affords consumers the convenience of paying for multiple services through a single bill.

We are pleased that DIRECTV has recognized the opportunities this creates for both parties and look forward to working closely with them."

"Multiband's innovative single-bill approach will offer our customers an increased level of simplicity and convenience for all of their communication and entertainment needs," said Daren A. Benzi, vice president of Sales Development and Strategy, DIRECTV, Inc. "This new solution, combined with our industry leading content and technology, will enable us to provide MDU consumers with a great alternative to cable. We look forward to expanding this offering in the coming months."

About Multiband Corporation

Multiband Corporation, formerly Vicom, Incorporated, formed in 1975, provides voice, data and video systems and services to multiple dwelling units (MDUs), including apartment buildings and time share resorts. The Company's products and services are sold to clients located throughout the United Sates. Multiband, with locations throughout the United States, has subscriber concentrations in California, Colorado, Illinois, Texas, Florida, Minnesota, North Dakota, and New York. Multiband has offices in Fargo, Minneapolis, Rochester, Los Angeles, Chicago, New York and Tampa. For additional information, please go to www.multibandusa.com. Multiband is an exclusive DIRECTV Master System Operator and one of the largest providers of DIRECTV Services to apartments, lodging, hospitality locations, restaurants and timeshare resorts in the United States.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client.

Further information on potential factors that affect the Company's financial results; can be found in the Company's Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC)

About DIRECTV, Inc.

DIRECTV, Inc., the nation's leading satellite television service provider, presents the finest television experience available to more than 15.5 million customers through exclusive content, industry-leading customer service (which has surpassed cable for six years running) and superior technologies. Each day, DIRECTV subscribers enjoy over 250 channels of 100% digital picture and sound; exclusive programming and the most comprehensive collection of sports programming available anywhere including NFL SUNDAY TICKET(TM), and MLB EXTRA INNINGS(TM).

DIRECTV (NYSE:DTV) also leads the digital television technology revolution with exclusives such as NFL SUNDAY TICKET SuperFan(TM), US Open Interactive and YES Network Interactive and will soon have the capacity to offer over 150 channels in HD. DIRECTV is approximately 39 percent owned by News Corporation. For the most up-to-date information on the Company, please visit directv.com.

CONTACT:	Multiband Corporation
James L. Mandel, CEO, 212-732-4300
or
CEOcast, Inc.
Andrew Hellman, 763-504-3000

SOURCE:	Multiband Corporation

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